Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to the Registration Statement (Form S-1, No. 333-185101) of First Northwest Bancorp of our report dated August 28, 2014, with respect to the consolidated financial statements of First Federal Savings and Loan Association of Port Angeles and Subsidiaries as of June 30, 2014 and 2013, and for each of the years in the three-year period ended June 30, 2014, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement for the registration of between 7,820,000 and 12,167,000 shares of common stock of First Northwest Bancorp.

/s/ Moss Adams LLP

Everett, Washington
October 30, 2014